Exhibit 11(a)

THE WAY WE DO BUSINESS

Versamet Royalties Corporation (“Versamet” or the “Company”) is committed to the highest standards of governance, ethics and transparency in the way we conduct our business and deal with stakeholders. We have established clearly defined organizational roles and responsibilities, and we operate within a framework of moral principles and values which are the cornerstones of the Company’s corporate governance and ethics practices. Achieving these high standards requires commitment and dedication from each and every one of our directors, officers, and employees.

Versamet has adopted a number of policies and guidelines that impart the way directors, officers and employees are expected to conduct themselves and the manner in which they should operate. Our Global Code of Ethical Conduct (the “Code”) provides the foundation of these policies and guidelines and is applicable to all employees, officers, and directors. The Code sets out the ethical rules and standards to which each individual must comply and be accountable. The Code provides the fundamental tenets through which the Company can achieve its commitments to:

•	operate in a responsible manner that complies with applicable laws, rules and regulations;
•	promote the avoidance of conflicts of interest;
•	promote the prompt reporting of violations of the Code;
•	provide a safe and inclusive workplace;
•	provide accountability for adherence to the Code; and
•	provide full, fair, true, timely and plain disclosure.

While the Code provides the formal framework for achieving our ethical rules, standards and commitments, the values and culture of the Company must be developed to respect these rules, standards and commitments. They must also embody their spirit. Ideally, the corporate values and culture should be engrained in the day to day business of Versamet and it is our objective to continually support and nurture such a model. In this respect, every employee and all of our service providers are expected to conduct themselves in a manner befitting these rules, standards and commitments.

The development of values and culture has been and continues to be supported through the promotion of compliance with legal and regulatory requirements, providing guidance to directors, officers and employees with respect to ethical behavior, and promoting open and honest communication at all levels, without fear of reprisal or retaliation.

Versamet takes violations of the Code seriously and is committed to investigating alleged violations and responding appropriately. Violations may result in dismissal or other disciplinary actions and, if warranted, the Company may also report the matter to the applicable authorities.

It is incumbent on Versamet and each of its directors, officers, employees and service providers to respect the Code and to take responsibility for their actions. It is our firm belief that in order to succeed, each of our directors, officers, employees, service providers and stakeholders must be proud of the fact that Versamet operates with the highest degree of honesty and integrity.

GLOBAL CODE OF ETHICAL CONDUCT

PURPOSE OF THIS CODE

Versamet has adopted this Global Code of Ethical Conduct (the “Code”) in order to document the ethical rules and standards to be adhered to by the Company’s directors, officers and employees, and to establish mechanisms for the reporting of unethical conduct.

The Company is committed to:

•	operating in a responsible manner that complies with applicable laws, rules and regulations;
•	promoting the avoidance of conflicts of interest;
•	promoting the prompt reporting of violations of the Code;
•	providing a safe and inclusive workplace
•	providing accountability for adherence to the Code; and
•	providing full, true, timely and plain disclosure;

and the Company requires its directors and officers to provide leadership and direction with respect to these commitments.

When used herein, “Versamet” and the “Company” shall refer to Versamet Royalties Corporation and to its subsidiaries, as applicable.

Note that in due course and when considered appropriate, the Board of Directors of the Company (the “Board”) intends on establishing committees, including an Audit Committee, Nominating and Governance Committee, and Compensation Committee, however as of the date this Code was approved, it is the Board’s intention that the duties of these committees will be administered by the Board as a whole. Therefore, any reference to a committee in the Code shall mean the Board as a whole until such committee is established.

1.	COMPLIANCE WITH THE CODE

This Code is a reflection of Versamet’s commitment to the highest standards of governance and ethics. As such, directors, officers and employees of Versamet are required to:

a)	Comply with the Code;
b)	Assist and co-operate with audits and investigations related to the Code; and
c)	Promptly report violations of the Code.

Directors, officers or employees of the Company who are found to have violated the Code will be subject to disciplinary measures. Such measures may include but are not limited to, taking corrective actions with respect to the violation, suspension, demotion and possible termination of their employment or relationship with the Company. In addition, Versamet may, where appropriate, refer the matter to the applicable authorities.

2.	COMPLIANCE WITH LAWS

Versamet expects everyone to comply with all applicable laws, rules and regulations in performing work for the Company, including without limitation, those dealing with public disclosure, insider trading, discrimination and harassment, and health and safety. Violations of laws, rules or regulations can lead to disciplinary measures under the Code and may result in civil or criminal liability for the Company and the person or persons involved.

As such, directors, officers and employees will:

a)	Comply with all laws, rules and regulations in connection with their work for the Company;
b)	Seek clarification and advice if they are unsure about any law, rule or regulation or if they have questions related to any law, rule or regulation;
c)	Never commit or condone an illegal act in any way related to or during the course of their work for the Company, nor authorize or encourage others to act in an illegal manner; and
d)	Avoid conduct that could bring the reputation and integrity of the Company into question.

Versamet is committed to ensuring that its business operations are not used by others to facilitate illegal activity. In particular, the Company will strive to prevent its operations from being used in any manner to launder money or further the interests of terrorism.

3.	RECORD KEEPING AND CONTROL SYSTEMS

The Company’s record keeping and control systems are critical components of its business and the integrity of such systems must be maintained at all times. As such, directors, officers and employees will:

a)

Strive to ensure that the Company’s records (including financial and bookkeeping records, public disclosure documents, reports, presentations, safety documents, monitoring data and correspondence) are full, true, timely and plain, and provide assistance and information necessary to maintain them as such;

b)

Never use, authorize or encourage improper or deceptive accounting practices, such as falsification of books and records, that could, among other things, result in Versamet’s operating results or performance being fallacious or misleading, or be intended to hide violations of this Code or any applicable rule, law or regulation;

c)

Never destroy, alter, or render unreadable Company records for an improper or illicit purpose and comply with the Company’s records management processes, with special care being given to financial, bookkeeping and other accounting records;

d)	Retain Versamet records as required by rule, law or regulation, and as otherwise notified by the Company’s legal personnel; and
e)	Return Versamet records to the Company and notify the appropriate management member as to the location of such records upon changing roles or ceasing employment with the Company.

Information, data, records, documents and communications (in any format) created or received in the ordinary course of business or in connection with a director’s, officer’s or employee’s job function, are the property of Versamet.

4.	EMPLOYEE RELATIONS

Versamet believes that a strong, motivated workforce is critical to its success. The Company strives to ensure that all employees are treated fairly and recognizes that the work conditions of its employees, their wages and their job satisfaction have deep impacts not only on the employees themselves, but also on their families, the communities in which they live and on the environment. As such, the Company believes that it is in the best interest of all parties to work together in a respectful and understanding manner. Versamet is committed to providing a safe and inclusive workplace that is authentic, open and honest, and provides equal opportunities to its employees.

Directors, officers and employees will:

a)	Treat each other and members of the community in which the Company operates with respect and courtesy; and
b)	Keep the workplace safe (both physically and psychologically) and inclusive, and free from harassment.

The Company does not condone the use of factors such as race, religion, color, sex, sexual orientation or ethnicity as the basis for decisions related to hiring, promotions, pay or terminations, nor should directors, officers or employees allow physical (or other) disabilities to form the basis of work-related decisions, unless the disability interferes with a person’s ability to perform a job in a safe and effective manner and the disability cannot reasonably be accommodated.

5.	USE OF VERSAMET ASSETS AND PROPERTY

Directors, officers and employees must safeguard and, unless approved by the Chief Executive Officer or the Chair of the Board, not use corporate property to pursue private interests or the interests of a spouse, family members or a private corporation controlled by any of these individuals. Company property includes real and tangible items such as land, buildings, furniture, fixtures, equipment, supplies, and vehicles and also includes intangible items such as data, computer systems, reports, information, patents, trademarks, copyrights, logos, name and reputation.

Directors, officers and employees will:

a)

Except for the limited exception provided in b) below, always use the Company’s assets and resources only for Company related business purposes unless the Company provides its prior written approval for the director, officer or employee to use Company property for their personal interest in circumstances where doing so would:

•	not result in additional cost to the Company; and
•	not interfere with the performance of the person’s duties to the Company;
b)

Limit personal use of Versamet’s computers and software, e-mail, telephones, mobile devices, internet and other electronic systems to reasonable amounts (i.e. personal use must not interfere with the proper performance of job duties), and which must follow the other provisions of this Code and other Company policies as they relate to use of Company assets and resources;

c)	Exercise prudence and good judgment when incurring and approving business expenses and ensure that such expenses are reasonable, bona fide and appropriate and serve Versamet’s business interests;
d)	Never steal, damage, misuse or waste Company assets; and
e)	Never use Company assets in an illegal or improper manner or for an illegal or improper purpose.
6.	CONFLICTS OF INTEREST

Directors, officers and employees shall avoid situations where their individual personal interests could conflict with, or appear to conflict with, the interests of the Company and its stakeholders, and shall perform the responsibilities of their positions on the basis of what is in the best interests of the Company, free from the influence of personal considerations and relationships. If a conflict of interest cannot be avoided, it is the responsibility of the director, officer or employee involved to disclose of it.

A conflict of interest may be real or apparent:

i.

A “real conflict of interest” occurs when directors, officers or employees exercise their corporate duties, official powers or perform official duties or functions and at the same time know that in doing so there is the opportunity for personal gain.

ii.

An “apparent conflict of interest” occurs when a reasonably well-informed person could have a perception that a director’s, officer’s or employee’s ability to exercise their corporate duty, an official power or perform an official duty or function was or will be affected by that individual’s private interest.

Directors and officers have a duty to act honestly, in good faith, and in the best interests of the Company and must exercise the degree of skill and diligence reasonably expected from an ordinary person of his or her knowledge and experience.

Conflicts of interest can include the following:

a)	Furthering Private Interests
i.

Directors, officers and employees should avoid outside financial interests that might influence their corporate decisions or actions, and should not engage in such activities or transactions where the activity or transaction may be detrimental to the Company or where the activity may be in conflict with the proper discharge of their duties to the Company.

ii.

If a director, officer or employee is directly or indirectly personally interested in a proposed activity or transaction which involves the Company, or if the director or officer has discretionary decision-making power which could bring about direct or indirect financial benefit to the director, officer or employee due to his or her financial holdings, business and property interests or other relationships, there is potential for a conflict of interest. In these instances, at a minimum, these circumstances and these holdings should be fully disclosed in advance to the Chair of the Board (in the case of the chief executive officer or a director) or to the General Counsel of the Company (in the case of any other officer or employee). If it is determined there is a conflict of interest, the conflict must be fully disclosed in advance to the Nominating and Governance Committee.

b)	Corporate Opportunities
i.

Directors, officers and employees cannot divert to a third party, themselves, their spouses, their children or a private corporation controlled by any of these individuals, a business opportunity that the Company is pursuing.

ii.

A director, officer or employee of the Company whose corporate duties bring them into business dealings with a business in which they or a member of their family has a financial interest or to which they or a member of their family has an indebtedness, or a business employing a relative or close friend, must immediately:

1.	in respect of the Chief Executive Officer or a director, notify the Chair of the Board; and
2.	in respect of any other officer or employee, notify the General Counsel of the Company, who will then notify the Nominating and Governance Committee;

and such business dealings may not be pursued unless properly authorized by the Nominating and Governance Committee.

c)	Preferential Treatment

Directors, officers and employees must not assist others in their dealings with the Company if this may result in preferential treatment. A director, officer or employee who exercises authority over others, must disqualify themselves from dealing with individuals where the director’s, officer’s or employee’s relationship with the individual could bring their impartiality into question.

d)	Workplace Relationships

Directors, officers, employees and individuals who are direct relatives or who permanently reside together may not be employed or hold office in situations where:

i.

A reporting relationship exists where a director, officer or employee has influence, input or decision-making power over the relative or cohabitant’s performance evaluation, salary, special permissions, conditions of work or similar matters; and

ii.	The working relationship affords an opportunity for collusion between the individuals that could have a detrimental effect on the Company’s interest.

This restriction may be waived if the Nominating and Governance Committee is satisfied that sufficient safeguards are in place to ensure that the interests of the Company are not compromised.

7.	ACCEPTING GIFTS, BENEFITS AND ENTERTAINMENT

Directors, officers and employees:

a)

May generally accept gifts, hospitality or other similar benefits (other than cash or cash equivalents which must never be accepted) associated with their official duties and responsibilities if such gifts, hospitality or other benefits:

i.	are within the bounds of propriety, a normal expression of courtesy or within reasonable standards of hospitality;
ii.	are advertising and promotional materials, clearly marked with a company or brand name;
iii.	would not bring suspicion on the director’s, officer’s or employee’s objectivity or impartiality; or
iv.	would not compromise the integrity or reputation of the Company.
b)

Notwithstanding a) above, will never solicit or accept gifts, benefits or entertainment in exchange for, or as a condition of, the exercise of that director’s, officer’s or employee’s duties or responsibilities, or as an inducement for performing an act associated with that director’s, officer’s or employee’s duties or responsibilities, to the Company and will never solicit or accept a gift of cash or cash equivalent from a business partner, or anyone else with whom the Company does business, in connection with that director’s, officer’s or employee’s duties or responsibilities to the Company.

c)

Will return any improper gift or benefit to the person offering it as soon as practicable or, if there is no opportunity to return an improper gift or benefit, or where the return may be perceived as offensive or inappropriate for cultural or other reasons, immediately disclose and turn over the gift or benefit to the General Counsel of the Company who will attend to a suitable disposition of the item.

8.	FRAUD OR BRIBERY

Versamet is committed to the highest level of honesty and integrity and therefore does not tolerate fraud or bribery. Fraud can include a wide range of activities, such as falsifying books, records or timesheets, embezzlement, skimming and misappropriating Company assets (including such things as proprietary information and corporate opportunities) for personal gain.

Bribery of government officials, government entities and commercial customers is illegal in most countries. It can take different forms, such as cash payments, gifts, employment opportunities, quid pro quo transactions, directing business to a particular individual or business, excessive hospitality or providing services or other benefits or things of value to a person, organization, or company or to those related to a particular person, organization, or company.

There are serious criminal and civil consequences for fraud and bribery, including fines and imprisonment, and the Company considers fraud and the payment of bribes or other corrupt activity serious misconduct and grounds for dismissal.

9.	POLITICAL AND CHARITABLE DONATIONS

Laws in many jurisdictions prohibit or regulate corporate donations to governments, political parties, politicians, and candidates for public office. The Company’s policy is that all corporate donations to governments, political parties, politicians, or candidates for public office are prohibited unless they are approved in advance by the Chief Executive Officer. Similarly, all corporate donations to charities must be approved in advance by the Chief Executive Officer. Any donations to charities, governments, political parties, politicians, or candidates for public office are limited to a maximum of $20,000 (taking into consideration any applicable law in this regard) and must be reported in detail to the Nominating and Governance Committee at its next regularly scheduled meeting after the donation.

10.	COMMUNICATING WITH THE MEDIA AND OTHER MEMBERS OF THE PUBLIC

Versamet is committed to ensuring that disclosure made by the Company to its shareholders, other stakeholders and to the public in general, and in reports and documents it files with appropriate securities commissions and other applicable authorities is full, true, timely and plain, and is broadly disseminated in accordance with all applicable legal and regulatory requirements.

Directors, officers and employees will:

a)	Always comply with the Company’s Disclosure Policy and Stock Transaction Policy (once established), which shall set out the Company’s policies regarding public disclosure, identify spokespersons for the Company, and establish rules for directors, officers and employees relating to trading securities of the Company.

b)

Not respond under any circumstances to inquiries from external parties unless they are a designated spokesperson for the Company, or are specifically asked to respond by such a Company spokesperson or are otherwise expressly authorized to do so by the Chief Executive Officer or the Chair of the Board.

11.	CONFIDENTIALITY AND MISUSE OF UNDISCLOSED MATERIAL INFORMATION

Directors, officers and employees of the Company are required to maintain and protect the confidentiality of all information and materials relating to the Company which are entrusted to them, or which they receive by virtue of their position or employment with the Company. Such information may only be divulged to persons authorized to receive the information. For greater certainty, confidential information should not be divulged to spouses, associates, immediate family, friends, or persons with whom the director, officer or employee is connected by frequent or close association.

In addition, directors, officers and employees must not engage in any transactions for personal benefit which results or may result from confidential or non-public information which the director, officer or employee gains by reason of their position or authority. In addition to the foregoing prohibition under the Code, directors, officers and employees should be aware that securities laws make it illegal to use material undisclosed information when buying, selling or otherwise trading shares (“insider trading”) and passing on this information to others for their use when buying, selling or otherwise trading shares (“tipping”).

12.	AGENTS, CONSULTANTS AND SERVICE PROVIDERS

Versamet requires its agents, consultants and service providers to act in a manner consistent with the Code in providing services to the Company. As such, persons retaining or hiring such service providers must consider and be satisfied that the reputations and business practices of such agents, consultants and service providers are in alignment with the Code. Where appropriate, background and reference checks on agents, consultants and service providers should be performed.

If reasonable and appropriate, efforts should be made to draft agreements with agents, consultants and service providers that include terms requiring compliance with this Code and providing for remedies, including termination, for failure to comply. Where such provisions exist and there is a breach of the Code, the appropriate remedies should be enforced against the agent, consultant or service provider.

13.	DUTIES WITH RESPECT TO REPORTING

Directors, officers and employees have a duty to immediately report to management any activity that:

a)	he or she believes contravenes the law;
b)	represents a breach of the Code or a real or apparent conflict of interest;

c)	represents a misuse of the Company’s funds or assets; or
d)	represents a danger to the health and safety of our employees, other stakeholders, or to the environment; and

are also responsible for helping to identify and raise potential issues before they lead to Code violations.

If a director, officer or employee finds him or herself in a conflict or potential conflict of interest, or in violation of the Code, their duties are as follows:

a)	If the individual involved is an officer or an employee:
•	The individual must immediately notify his or her immediate superior.
•	If the conflict or violation cannot be avoided or resolved by the individual and his or her immediate superior, such superior must advise the General Counsel of the Company.
b)	If the individual involved is a director:
•	The individual must immediately notify the Chair of the Board.
•

If the conflict or potential conflict cannot be avoided or resolved, the director must disclose the conflict or potential conflict to all of the directors of the Company and abstain or recuse themselves, as the case may be, from any vote or meeting in connection with the subject of the conflict.

Directors, officers and employees shall act in good faith in reporting a suspected Code violation or a situation that may create a potential for a Code violation and shall not take or tolerate any act of reprisal or retaliation against:

i.	a person who in good faith reports a suspected Code violation or a situation that may create a potential Code violation; or
ii.	a person who cooperates with the investigation of a suspected Code violation or a situation that may create a potential Code violation;
14.	REPORTING

Versamet promotes an open and honest environment and encourages directors, officers and employees to address any questions they may have regarding a particular situation or concerns about a possible violation of a law, regulation or the Code promptly with management. Except with respect to self-reporting referred to in Article 13 above, if for some reason an individual is not comfortable doing so or if management does not resolve the matter, reports of potential or actual violations of law or this Code may be made in confidence using the following methods:

•	By e-mail, addressed to the General Counsel at info@versamet.com

•	By mail, addressed to the General Counsel at the following address:

Versamet Royalties Corporation

Suite 3200, 733 Seymour Street

Vancouver, British Columbia

V6B 0S6 Canada

While we encourage all individuals to identify themselves to facilitate a proper investigation, it is not required to do so and an individual may make a report anonymously.

15.	INTERNAL AUDITS AND INVESTIGATING REPORTS OF SUSPECTED CODE VIOLATIONS

All suspected Code violations, or potential Code violations, will be investigated. The Audit Committee Chair, in consultation with the Chair of the Nominating and Governance Committee and the General Counsel will decide on the most appropriate method of investigation in each instance and may seek the assistance of external legal advisors, accountants, or other advisors. To the extent possible, investigators will keep information and reports related to investigations confidential, subject to the need to conduct a full and impartial investigation, to comply with law and to remedy Code violations and monitor compliance.

Directors, officers and employees have a duty to cooperate with these investigations.

16.	WAIVER OF THE CODE

Any waiver of the Code for the benefit of a director or executive officer may be granted only by the Board. For non-executive officers, the Chief Executive Officer may, in appropriate circumstances as he or she determines using best judgment, provide a waiver of the Code, however any such waiver must be reported to the Nominating and Governance Committee at its next meeting.

17.	VERIFICATION OF THE CODE

Versamet will make the most current version of the Code available to new directors, officers and employees at or about their time of hire and require such persons to verify via email that they have read and understood the Code within 30 days of the commencement of their employment. In addition, the Company may require directors, officers and employees to periodically review the current version of the Code and verify their compliance with and understanding of the Code. Any director, officer or employee who fails or refuses to review the Code and to respond to a verification request by the Company may be subject to disciplinary measures up to and including termination.

The Code will be publicly available on the Company’s website at www.versamet.com

ADOPTED AND APPROVED by the Board on March 9, 2023.